Exhibit 99.1

Adaptimmune Announces Board Changes

PHILADELPHIA, Pa. and OXFORD, United Kingdom, October 27, 2016 — Adaptimmune Therapeutics plc (Nasdaq: ADAP) (“Adaptimmune” or the “Company”), a leader in T-cell therapy to treat cancer, today announced changes to its Board of Directors with the appointment of Giles Kerr and planned retirement of Ian Laing.

Appointment of Mr. Giles Kerr

Mr. Giles Kerr has been appointed as an independent Non-Executive Director effective from November 1, 2016, following a search process. Mr. Kerr will also serve as a member of the Audit Committee.

Giles Kerr has substantial commercial and financial experience gained from service on numerous public and private company boards and as an audit partner. He has served as Director of Finance of the University of Oxford since 2005. He also currently serves as a Board member of public companies BTG plc (LSE: BTG), Paypoint plc (LSE: PAY) and Senior plc (LSE: SNR) as well as several private companies. Mr. Kerr previously served as Chief Financial Officer and a Board member of Amersham plc, until its acquisition by GE Healthcare in 2004, and as a director of Victrex plc and Elan Corporation Inc. Prior to his role at Amersham, he was a National Partner with Arthur Andersen. Mr. Kerr is an economics graduate of the University of York, U.K., and a Fellow of the Institute of Chartered Accountants of England and Wales.

“I am delighted to welcome Giles Kerr to the Board,” said Dr. Jonathan Knowles, Adaptimmune’s Chairman. “We are very happy that Giles has agreed to join Adaptimmune and believe that his extensive knowledge of public company matters, including his healthcare experience, will complement the skills and expertise of our other Board members.”

“I am very pleased and excited to join Adaptimmune at this interesting time,” commented Giles Kerr. “I believe that the Company has huge potential and it has already achieved some significant milestones. I am looking forward to working with the team to support the next stage of development.”

Retirement of Mr. Ian Laing

Mr. Ian Laing has informed the Board that, having served as a Non-Executive Director of Adaptimmune since December 2008, shortly after the Company’s foundation, he intends to step down from the Board on December 31, 2016.

Dr. Knowles said: “Ian Laing has strongly supported Adaptimmune since its foundation and we are all grateful for his keen insights and proactive participation in the dramatic progress of the last few years. On behalf of the Board of Directors and management, I would like to thank Ian warmly for his many significant contributions to the Company and we all wish him every success in his future endeavors.”

“I am more than grateful to Ian Laing for his invaluable support and tireless service,” said James Noble, Adaptimmune’s Chief Executive Officer. “Ian’s decision to retire from his public company duties at Adaptimmune marks the end of an era, as he has been a key supporter and investor since the inception of the Company in 2008. Ian is one of the outstanding participants in the Oxfordshire innovation ecosystem and his support for a number of companies, including our predecessor firm, Avidex, has been a critical factor in the success of science-based businesses in the region.”

About Adaptimmune

Adaptimmune is a clinical stage biopharmaceutical company focused on novel cancer immunotherapy products based on its SPEAR® (Specific Peptide Enhanced Affinity Receptor) T-cell platform. Established in 2008, the company aims to utilize the body’s own machinery - the T-cell - to target and destroy cancer cells by using engineered, increased affinity TCRs as a means of strengthening natural patient T-cell responses. Adaptimmune’s lead program is a SPEAR T-cell therapy targeting the NY-ESO cancer antigen. Its NY-ESO SPEAR T-cell therapy has demonstrated signs of efficacy and tolerability in Phase 1/2 trials in solid tumors and in hematologic cancer types, including synovial sarcoma and multiple myeloma. Adaptimmune has a strategic collaboration and licensing agreement with GlaxoSmithKline for the development and commercialization of the NY-ESO TCR program. In addition, Adaptimmune has a number of proprietary programs. These include SPEAR T-cell therapies targeting the MAGE-A10 and AFP cancer antigens, which both have open INDs, and a further SPEAR T-cell therapy targeting the MAGE-A4 cancer antigen that is in pre-clinical phase with IND acceptance targeted for 2017. The company has identified over 30 intracellular target peptides preferentially expressed in cancer cells and is currently progressing 12 through unpartnered research programs. Adaptimmune has over 250 employees and is located in Oxfordshire, U.K. and Philadelphia, USA. For more information: http://www.adaptimmune.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on August 8, 2016, and our other SEC filings. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Adaptimmune Contacts

Investor Relations

Will Roberts

T:  (215) 825-9306

E: will.roberts@adaptimmune.com

Juli Miller, Ph.D.

T: (215) 825-9310

E: juli.miller@adaptimmune.com

Media Relations

Margaret Henry

T: +44 (0)1235 430036

Mobile: +44 (0)7710 304249

E: margaret.henry@adaptimmune.com